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                                                                 EXHIBIT 99.1


[SEARCH FINANCIAL SERVICES INC. LOGO]



                                Contact:        James F. Leary
                                                Vice Chairman, Finance
                                                Search Financial Services Inc.
                                                214/965-6000
                                                or
                                                James B. Stuart, Jr.
                                                MS Diversified, Inc.
                                                601/978-6701


FOR IMMEDIATE RELEASE:  July 31, 1997



                   SEARCH AND MS FINANCIAL COMPLETE MERGER


DALLAS, Texas -- Search Financial Services Inc. ("Search") today announced completion of its acquisition of MS Financial, Inc. ("MSF") in a stock swap valued at approximately $17 million.

        Stockholders of both MSF and Search approved the merger at special meetings held on July 31, 1997. MSF stockholders will exchange each MSF common share for 0.3515 of a share of Search common stock that will result in Search issuing 3,666,500 common shares.

        George C. Evans, Search's chairman and chief executive officer, said, "This acquisition/merger is Search's largest transaction since our reorganization in early 1996 when we initiated our strategic plan of achieving growth through acquisitions and bulk purchases of portfolios. With this deal now finalized, we can concentrate on marketing to MSF's auto dealer network and increasing loan originations. I would also like to acknowledge the tremendous support we received form our stockholders and welcome our new stockholders from MSF."

        The merger substantially increases Search's nonprime auto receivables under management from approximately $56 million to approximately $170 million. Search intends to maintain MSF's Mobile, Alabama collection center; however, the bulk of MSF's loan servicing and collection activities will be transferred to Search's Dallas collection center. Search will also maintain a regional office in Jackson, other branch locations, and key personnel to continue marketing efforts to their existing auto dealer network.

                                    -more-


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        In connection with the merger, MSF's $70 million line of credit from a bank group led by Fleet Bank, N.A. will remain in place. The line will be available until July 31, 1998, but must be reduced to $50 million by December 31, 1997. The outstanding principal balance under the line is approximately $63 million.

        MSF, based in Jackson, Mississippi, is a specialized consumer finance company that purchases and services retail installment contracts on new and used cars and light duty trucks. The company serves more than 800 dealerships in 13 states.

        Search is a specialized financial services company engaged in the purchasing, financing and servicing of nonprime automobile installment loans originated by franchised and independent automobile dealers. Search also engages in non-auto consumer finance operations. Search common shares and its 9%/7% convertible preferred shares trade publicly and are listed on the NASDAQ National Market under the symbols "SFSI" and "SFSIP", respectively.


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